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                                   EXHIBIT 3.4



                            CERTIFICATE OF SECRETARY
                                       OF
                               AMENDMENT OF BYLAWS
                                       OF
                                 HARBOR BANCORP


I, Dorothy K. Matteson, hereby certify:

         1. I am the Corporate Secretary of Harbor Bancorp.

         2. Section 6.5 of Article VI of the Bylaws of Harbor Bancorp is hereby added to read in its entirety as follows:

                  (a) The corporation shall, to the maximum extent and in the manner permitted by the California Corporations Code (the "Code"), indemnify each of its directors against expenses (as defined in Section 317(a) of the Code), judgments, fines settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the Code, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 3.16, a "director", of the corporation includes any person
         (i) who is or was a director of the corporation, (ii) who is or was serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, or
         (iii) who was a director of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

                  (b) The corporation shall have the power, to the extent and in the manner permitted by the Code, to indemnify each of its officer, employees and agents against expenses (as defined in Section 317(a) of the Code), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the Code, arising by reason of the fact that such person is or was an officer, employee or agent of the corporation. For purposes of this Article VI, an "officer", "employee" or "agent" includes any person (i) who is or was an officer, employee, or agent of the corporation, (ii) who is or was serving at the request of the corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an officer, employee or







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         agent of the corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

                  (c) Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to
         Article VI(a) shall be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Article VI. Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is permitted pursuant to Article VI(b) may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Article VI.

                  (d) The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Articles of Incorporation.

                  (e) The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was an agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

                  (f) No indemnification or advance shall be made under this
         Article VI, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

                        (1) that it would be inconsistent with a provision of
                  the Articles of Incorporation, these Bylaws, a resolution of the shareholders or an agreement in effect at the






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                  time of the accrual of the alleged cause of the action
                  asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

                        (2) that it would be inconsistent with any condition
                  expressly imposed by a court in approving a settlement.

         3. The foregoing is a true and correct copy of an amendment to the Bylaws of Harbor Bancorp as approved by the Board of Directors of the Bank at a meeting held on May 27, 1997 at Long Beach, California.

         4. The foregoing amendment is in full force and effect, and it has not been revoked or rescinded as of the date hereby.

         IN WITNESS WHEREOF, I have hereupon subscribed my name this 27th day of May, 1997.



/s/ Dorothy K. Matteson
---------------------------------------
Dorothy K. Matteson, Corporate Secretary





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